UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 29, 2015

Commission File Number: 001-36568

HEALTHEQUITY, INC.

Delaware	7389	52-2383166
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15 West Scenic Pointe Drive
Suite 100
Draper, Utah 84020
(801) 727-1000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 30, 2015, the board of directors (the “Board”) of HealthEquity, Inc. (the “Company”) announced the appointment of Robert W. Selander as a director and non-executive Chairman of the Board, effective September 29, 2015.
There is no arrangement or understanding between Mr. Selander or any other person and the Company or any of its subsidiaries pursuant to which he was appointed as a member of the Board. In addition, there are no transactions between Mr. Selander or any of his immediate family members and the Company or any of its subsidiaries that would be required to be reported under Item 404(a) of Regulation S-K.
In connection with Mr. Selander’s appointment, the Company delivered to Mr. Selander an offer letter confirming that Mr. Selander will receive the standard compensation received by the Company’s current non-employee directors pursuant to the Company’s Non-Employee Director Compensation Policy, as discussed in the Company’s Proxy Statement dated, May 12, 2015. Mr. Selander will also be entitled to receive an additional annual fee of $100,000 for his service as Chairman of the Board.
Consistent with the terms of the Non-Employee Director Compensation Policy, the Company granted Mr. Selander non-qualified stock options to purchase 50,000 shares of the Company’s common stock, effective as of the date of his appointment, which will vest ratably over four years on each of the first four anniversaries of such date. Mr. Selander also entered into the Company’s standard indemnification agreement that was previously filed with the Securities and Exchange Commission.
The foregoing description of Mr. Selander’s offer letter does not purport to be complete and is qualified in its entirety by reference to the complete text thereof, a copy of which is being filed as an exhibit to this Report. A copy of the Company’s press release announcing the appointment of Mr. Selander to the Board is also attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.    Description

10.1	Offer letter to Robert W. Selander, dated September 28, 2015.
99.1	Press Release issued by HealthEquity, Inc. on September 30, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHEQUITY, INC.
Date: September 30, 2015	By:	/s/ Darcy Mott
	Name:	Darcy Mott
	Title:	Executive Vice President and Chief Financial Officer